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                                                          EXHIBIT 12

                                             RATIO OF EARNINGS TO FIXED CHARGES
                                                        (In Thousands)


RATIO EARNINGS TO FIXED CHARGES CALCULATION:


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

                                                               TRUMP ATLANTIC CITY ASSOCIATES                         (Pro Forma)
                                         --------------------------------------------------------------------------  -------------
                                                                                                    Nine Months       Nine Months
                                                                                                       Ended             Ended
                                                          Year Ended December 31,                  September 30,     September 30,
                                         --------------------------------------------------------------------------  -------------
                                           1992       1993       1994       1995       1996       1996       1997         1997
                                         --------   --------   --------   --------   --------   --------   --------  -------------
                                                                                                    (Unaudited)       (Unaudited)


INCOME (LOSS) before income taxes and
  extraordinary items                      2,185      5,878     (9,735)    10,783     10,619     35,710      3,374       (6,128)

PLUS:

FIXED CHARGES:                            40,191     48,198     50,265     45,467    116,861     80,197    110,398      130,900

LESS:

CAPITALIZED INTEREST                           0          0          0          0          0          0          0            0
                                         --------   --------   --------   --------   --------   --------   --------  -------------

         EARNINGS                         42,376     54,076     40,530     56,250    127,480    115,907    113,772      124,772
                                         --------   --------   --------   --------   --------   --------   --------  -------------


FIXED CHARGES:

INTEREST EXPENSE                          31,843     40,435     49,061     44,264    114,461     78,077    107,657      128,159

PLUS:

CAPITALIZED INTEREST                           0          0          0          0          0          0          0            0

PREFERRED PARTNERSHIP DIST.                6,894      6,317          0          0          0          0          0

INTEREST ELEMENT OF RENTAL EXPENSE         1,454      1,446      1,204      1,203      2,400      2,120      2,741        2,741
                                         --------   --------   --------   --------   --------   --------   --------  -------------

         FIXED CHARGES                    40,191     48,198     50,265     45,467    116,861     80,197    110,398      130,900
                                         --------   --------   --------   --------   --------   --------   --------  -------------

RATIO OF EARNINGS TO FIXED CHARGES
  (DEFICIENCY)                               1.1        1.1     (9,735)       1.2        1.1        1.4        1.0       (6,128)
                                         --------   --------   --------   --------   --------   --------   --------  -------------
                                         --------   --------   --------   --------   --------   --------   --------  -------------

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